Exhibit 99.1

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Gresham Worldwide, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of the Gresham Worldwide, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

We did not audit the December 31, 2021 and 2020 financial statements of Enertec Systems 2001 Ltd., a wholly-owned subsidiary, which statements reflect 46% and 44% of the total consolidated assets as of December 31, 2021 and 2020, respectively, and 43% and 51% of the total consolidated revenues for the years ended December 31, 2021 and 2020, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Enertec Systems 2001 Ltd., is based solely on the report of the other auditors.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

New York, NY

July 19, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Management of ENERTEC SYSTEMS 2001 LTD

Karmiel, Israel.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Enertec systems 2001 LTD ("the company") as of December 31, 2021 and 2020, the related statements of comprehensive profit / (loss), Statements of changes in shareholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We did not audit the December 31, 2021 and 2020 financial statements of the parent nor sister entities of Enertec Systems 2001 Ltd. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those other entities is based solely on the report of the other auditors.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Estimation of total contract costs to be incurred for fixed-price long-term contract revenue

As discussed in Note 2 to the financial statements, almost all Company revenue is recognized under long-term contracts for the year ended December 31, 2021. For those long-term contracts that are fixed-price in nature, the Company recognizes revenue over time based on the ratio of (1) actual contract costs incurred to date to (2) the Company’s estimate of total contract costs to be incurred.

We identified the evaluation of the estimate of total contract costs to be incurred for fixed-price long-term contracts as a critical audit matter. In particular, evaluating the Company’s judgments regarding the amount of time and budget to complete the contracts, including the assessment of the nature and complexity of the work to be performed, involved a high degree of subjective judgment.

The procedures we performed to address this critical audit matter included the following.

We examined the sampled contracts to evaluate the Company’s identification of performance obligations and the determined method for measuring contract progress. We tested the consistency of the estimated total contract costs projected in the current year versus the original or prior period for sampled contracts. We interviewed the Company to evaluate progress to date, the estimate of remaining costs to be incurred, and factors impacting the amount of time and cost to complete the sampled contracts. We examined the company's estimates of the total contract costs project (budget) by analytical analysis - we received from the company segmented profitability of projects according to the nature of the projects, and examined that indeed the projects average gross profitability for the continuation of a sampled project is reasonable relative to the average gross profitability of projects in that segmentation as of today. We performed a retrospective examination - We compared the Company’s original or prior period estimate of total contract costs to be incurred to the actual costs incurred for the finished contracts to assess the Company’s ability to accurately estimate costs.

We have received projected budgets for all projects signed and approved by the project manager.

All procedures we performed was performed only for projects was sampled by us.

/s/ Ziv Haft.
Ziv Haft.
Certified Public Accountants (Isr.)
BDO Member Firm

We have served as the Company’s auditor since 2012.

Tel-Aviv, Israel

April 14, 2022

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 1,599,000	$ 1,190,000
Marketable equity securities	-	1,070,000
Accounts receivable	4,554,000	2,980,000
Accrued revenue	2,283,000	1,696,000
Inventories	4,206,000	3,042,000
Prepaid expenses and other current assets	890,000	538,000
TOTAL CURRENT ASSETS	13,532,000	10,516,000
Intangible assets, net	4,035,000	4,390,000
Goodwill	9,812,000	9,646,000
Property and equipment, net	2,052,000	1,594,000
Right-of-use assets	4,333,000	4,147,000
Other assets	141,000	63,000
TOTAL ASSETS	$ 33,905,000	$ 30,356,000
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 4,125,000	$ 3,664,000
Accounts payable and accrued expenses, related party	53,000	36,000
Revolving credit facility	-	125,000
Notes payable, net	961,000	2,201,000
Notes payable, related parties	-	188,000
Operating lease liability, current	659,000	684,000
Other current liabilities	1,895,000	1,500,000
TOTAL CURRENT LIABILITIES	7,693,000	8,398,000
LONG TERM LIABILITIES
Operating lease liability, non-current	3,712,000	3,200,000
Notes payable	-	197,000
Notes payable, related parties	-	52,000
TOTAL LIABILITIES	11,405,000	11,847,000
STOCKHOLDERS’ EQUITY
Net parent investment	31,042,000	24,904,000
Preferred Stock, $0.001 par value – 100,000 shares authorized;
nil shares issued and outstanding at December 31, 2021 and 2020
Class A Common Stock, $0.001 par value – 1,000,000 shares authorized;
1,000 shares issued and outstanding at December 31, 2021 and 2020	-	-
Class B Common Stock, $0.001 par value – 500,000 shares authorized;
nil shares issued and outstanding at December 31, 2021 and 2020	-	-
Additional paid-in capital	630,000	1,000
Accumulated deficit	(9,988,000)	(6,882,000)
Accumulated other comprehensive loss	(240,000)	(327,000)
TOTAL GRESHAM WORLDWIDE, INC. STOCKHOLDERS’ EQUITY	21,444,000	17,696,000
Non-controlling interest	1,056,000	813,000
TOTAL STOCKHOLDERS’ EQUITY	22,500,000	18,509,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 33,905,000	$ 30,356,000

The accompanying notes are an integral part of these consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended
	December 31,
	2021	2020

Revenue	$ 25,580,000	$ 18,213,000
Cost of revenue	17,231,000	12,442,000
Gross profit	8,349,000	5,771,000

Operating expenses
Engineering and product development	1,537,000	1,512,000
Selling and marketing	1,066,000	835,000
General and administrative	8,737,000	5,666,000
Total operating expenses	11,340,000	8,013,000

Loss from continuing operations	(2,991,000)	(2,242,000)
Other income (expenses)
Interest income	-	66,000
Interest expense, related party	(408,000)	(438,000)
Interest expense	(240,000)	(205,000)
Change in fair value of marketable equity securities	(866,000)	659,000
Realized gain on marketable equity securities	1,263,000	12,000
Gain on extinguishment of debt	447,000	-
Other income (expense)	125,000	97,000
Total other income (expenses), net	321,000	191,000

Loss from continuing operations before income taxes	(2,670,000)	(2,051,000)
Income tax (provision) benefit	(193,000)	200,000
Net loss	(2,863,000)	(1,851,000)
Net (gain) attributable to non-controlling interest	(243,000)	-
Net loss attributable to Gresham Worldwide	(3,106,000)	(1,851,000)

Basic and diluted net loss per common share	$ (3,106)	$ (1,851)

Weighted average common shares outstanding, basic and diluted	1,000	1,000

Comprehensive loss
Loss available to common stockholders	$ (3,106,000)	$ (1,851,000)
Foreign currency translation adjustment	87,000	482,000
Total comprehensive loss	$ (3,019,000)	$ (1,369,000)

The accompanying notes are an integral part of these consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2021 and 2020

						Accumulated
				Additional		Other		Total
	Net Parent	Common Stock		Paid-In	Accumulated	Comprehensive	Non-Controlling	Stockholders’
	Investment	Shares	Amount	Capital	Deficit	Loss	Interest	Equity

BALANCES, January 1, 2019	$ 17,650,000	1,000	$ -	$ 1,000	$ (5,031,000)	$ (809,000)	$ -	$ 11,811,000
Issuance of Enertec warrants	—	—	—	—	—	—	813,000	813,000
Net transfer from parent	7,254,000	—	—	—	—	—	—	7,254,000
Comprehensive loss:
Net loss	—	—	—	—	(1,851,000)	—	—	(1,851,000)
Foreign currency translation adjustments	—	—	—	—	—	482,000	—	482,000
BALANCES, December 31, 2020	$ 24,904,000	1,000	$ -	$ 1,000	$ (6,882,000)	$ (327,000)	$ 813,000	$ 18,509,000
Stock based compensation	—	—	—	629,000	—	—	—	629,000
Net transfer from parent	6, 138,000	—	—	—	—	—	—	6,138,000
Comprehensive loss:
Net loss	—	—	—	—	(3,106,000)	—	243,000	(2,863,000)
Foreign currency translation adjustments	—	—	—	—	—	87,000	—	87,000
BALANCES, December 31, 2021	$ 31,042,000	1,000	$ -	$ 630,000	$(9,988,000)	$ (240,000)	$ 1,056,000	$ 22,500,000

The accompanying notes are an integral part of these consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2021	2020

Cash flows from operating activities:
Net loss	$ (2,863,000)	$ (1,851,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	500,000	251,000
Amortization	375,000	336,000
Amortization of right-of-use assets	(186,000)	(108,000)
Gain on extinguishment of debt	(447,000)	-
Increase in net parent investment from corporate overhead	1,390,000	1,540,000
Stock-based compensation	629,000	813,000
Realized gains on sale of marketable securities	(1,263,000)	(12,000)
Unrealized losses (gains) on marketable equity securities	866,000	(659,000)
Changes in operating assets and liabilities:
Accounts receivable	(1,434,000)	(797,000)
Accrued revenue	(473,000)	645,000
Inventories	(1,082,000)	(41,000)
Prepaid expenses and other current assets	(325,000)	(291,000)
Other assets	(76,000)	(1,000)
Accounts payable and accrued expenses	398,000	(166,000)
Accounts payable, related parties	17,000	(29,000)
Other current liabilities	330,000	(15,000)
Lease liabilities	487,000	(187,000)

Net cash used in operating activities	(3,157,000)	(572,000)

Cash flows from investing activities:
Purchase of property and equipment	(949,000)	(553,000)
Acquisition of Relec, net of cash acquired	—	(3,627,000)
Sales of marketable equity securities	1,467,000	29,000

Net cash provided by (used in) investing activities	518,000	(4,151,000)

Cash flows from financing activities:
Net parent investment	4,748,000	5,714,000
Proceeds from notes payable	—	467,000
Payments on notes payable	(455,000)	(344,000)
Payments on notes payable, related party	(239,000)	(45,000)
Payments on revolving credit facilities, net	(660,000)	(156,000)

Net cash provided by financing activities	3,394,000	5,636,000

Effect of exchange rate changes on cash and cash equivalents	(346,000)	(123,000)

Net increase in cash and cash equivalents	409,000	790,000

Cash and cash equivalents at beginning of period	1,190,000	400,000

Cash and cash equivalents at end of period	$ 1,599,000	$ 1,190,000

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$ 49,000	$ 72,000

The accompanying notes are an integral part of these consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

1. DESCRIPTION OF BUSINESS

Gresham Worldwide, Inc. (“Gresham” or the “Company”) through its subsidiaries (collectively “GWW”), designs, manufactures, and distributes specialized electronic solutions, automated test solutions, power electronics, supply and distribution solutions, and radio, microwave and millimeter wave communication systems and components for a variety of applications, with a focus on the global defense industry. GWW also offers bespoke technology solutions for mission critical applications in the medical, industrial, transportation and telecommunications markets.

Gresham is a Delaware corporation organized on November 21, 2018. Gresham’s defense solutions are conducted through its wholly owned subsidiaries, Enertec Systems 2001 Ltd. (“Enertec”), Gresham Power Electronics Ltd. (“Gresham Power”), and Relec Electronics Ltd. (“Relec”) and its marjoity owned subsidiary, Microphase.

Gresham is a wholly owned subsidiary of BitNile Holdings, Inc., a Delaware corporation (“BitNile”) and currently operates as an operating segment of BitNile.

2. LIQUIDITY, GOING CONCERN AND MANAGEMENT PLANS

As of December 31, 2021, the Company had cash and cash equivalents of $1.6 million and working capital of $5.8 million. Currently, Gresham is dependent on BitNile for its continued support to fund its operations, without which Gresham would need to cease or curtail such operations. BitNile is committed to provide Gresham such funding as may be necessary to permit Gresham to fund its operations, while GWW is a wholly owned subsidiary of BitNile.

The Company believes its current cash on hand together with funds advanced by the parent are sufficient to meet its operating and capital requirements for at least the next twelve months from the date these financial statements are issued.

3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements represent the historical financial statements and accounts of GWW and its wholly-owned subsidiaries, Gresham Power, Enertec, Relec and its majority-owned subsidiary Microphase. All significant intercompany accounts have been eliminated in consolidation.

Net Parent Investment

The consolidated financial statements were derived from the consolidated financial statements of BitNile on a carve-out basis. The primary components of the net parent investment are intercompany balances other than related party payables, the allocation of shared costs, and funding received to cover any shortfall on operating cash requirements. Balances between GWW and BitNile that were not historically cash settled are included in net parent investment. Net parent investment represents BitNile’s interest in the recorded assets of GWW and represents the cumulative investment by BitNile in GWW through the dates presented.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Accounting Estimates

The preparation of financial statements, in conformity with U.S. GAAP, requires management to make estimates, judgments and assumptions. The Company's management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Key estimates include acquisition accounting, reserves for trade receivables and inventories, carrying amounts of investments, accruals of certain liabilities including product warranties, useful lives and the recoverability of long-lived assets, impairment analysis of intangibles and goodwill, and deferred income taxes and related valuation allowance.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer,
•	Step 2: Identify the performance obligations in the contract,
•	Step 3: Determine the transaction price,
•	Step 4: Allocate the transaction price to the performance obligations in the contract, and
•	Step 5: Recognize revenue when the company satisfies a performance obligation.

Sales of Products

The Company enters into contracts directly with its customers and generates revenues from the sale of its products through a direct and indirect sales force. The Company’s performance obligations to deliver products are satisfied at the point in time when products are received by the customer, which is when the customer obtains control over the goods. The Company provides standard assurance warranties, which are not separately priced, that the products function as intended. The Company primarily receives fixed consideration for sales of product. Some of the Company’s contracts with distributors include stock rotation rights after six months for slow moving inventory, which represents variable consideration. The Company uses an expected value method to estimate variable consideration and constrains revenue for estimated stock rotations until it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, returns have been insignificant. The Company’s customers generally pay within 30 days from the receipt of a valid invoice.

Because the Company’s product sales agreements have an expected duration of one year or less, the Company has elected to adopt the practical expedient in ASC 606-10-50-14(a) of not disclosing information about its remaining performance obligations.

Manufacturing Services

The Company’s principal business is providing manufacturing services in exchange primarily for fixed fees. For manufacturing services, which include revenues generated by Enertec and Microphase and in certain instances revenues generated by Gresham Power, the Company’s performance obligation for manufacturing services is satisfied over time as the Company creates or enhances an asset based on criteria that are unique to the customer and that the customer controls as the asset is created or enhanced. Generally, the Company recognizes revenue based upon proportional performance over time using a cost-to-cost method which measures progress based on the costs incurred to total expected costs in satisfying its performance obligation. This method provides a depiction of the progress in providing the manufacturing service because there is a direct relationship between the costs incurred by the Company and the transfer of the manufacturing service to the customer. Manufacturing services that are recognized based upon the proportional performance method are included in the above table as services transferred over time and to the extent the customer has not been invoiced for these revenues, as accrued revenue in the accompanying consolidated balance sheets. Revisions to the Company’s estimates may result in increases or decreases to revenues and income and are reflected in the consolidated financial statements in the periods in which they are first identified.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

The Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component to the extent that the period between when the Company transfers its promised good or service to the customer and when the customer pays in one year or less.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s receivables are recorded when billed and represent claims against third parties that will be settled in cash. The carrying amount of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. The Company individually reviews all accounts receivable balances and based upon an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. The Company estimates the allowance for doubtful accounts based on historical collection trends, age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that a specific receivable balance may be impaired, further consideration is given to the collectability of those balances and the allowance is adjusted accordingly. A customer’s receivable balance is considered past-due based on its contractual terms. Past-due receivable balances are written-off when the Company’s internal collection efforts have been unsuccessful in collecting the amount due. Based on an assessment as of December 31, 2021 and 2020, of the collectability of invoices, accounts receivable are presented net of an allowance for doubtful accounts of $4,000 and $4,000, respectively.

Accrued Revenue

Manufacturing services that are recognized as revenue based upon the proportional performance method are considered revenue based on services transferred over time and to the extent the customer has not been invoiced for these revenues, as accrued revenue in the accompanying consolidated balance sheets. As of December 31, 2021 and 2020, accrued revenue was $2.3 million and $1.7 million, respectively.

Fair value of Financial Instruments

In accordance with ASC No. 820, Fair Value Measurements and Disclosures, fair value is defined as the exit price, or the amount that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.

The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs include those that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or model-derived valuations. All significant inputs used in our valuations are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include quoted prices that were adjusted for security-specific restrictions which are compared to output from internally developed models such as a discounted cash flow model.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of financial instruments carried at cost, including cash and cash equivalents and accounts receivables, approximate their fair value due to the short-term maturities of such instruments. The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s investment in the common stock of AmpliTech Group, Inc. (Nasdaq: AMPG), (see Note 5) is a level 1 input.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Foreign Currency Translation

A substantial portion of the Company’s revenues are generated in U.S. dollars (“U.S. dollar”). In addition, a substantial portion of the Company’s costs are incurred in U.S. dollars. Company management has determined that the U.S. dollar is the functional currency of the primary economic environment in which it operates.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) No. 830, Foreign Currency Matters (“ASC No. 830”). All transaction gains and losses from the re-measurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.

The financial statements of Relec, Gresham Power and Enertec, whose functional currencies have been determined to be their local currencies, the British Pound (“GBP”), GBP and the New Israeli Shekel (“ILS”), respectively, have been translated into U.S. dollars in accordance with ASC No. 830. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate in effect for the reporting period. The resulting translation adjustments are reported as other comprehensive income (loss) in the consolidated statements of operations and comprehensive loss and accumulated other comprehensive loss in statement of changes in stockholders' equity.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company’s cash is maintained in checking accounts, money market funds and certificates of deposits with reputable financial institutions. These balances may exceed the U.S. Federal Deposit Insurance Corporation insurance limits. The Company had total cash of $1.6 million and 1.2 million at December 31, 2021 and 2020, respectively, of which $933,000 and $885,000 at December 31, 2021 and 2020, respectively, in the United Kingdom (“U.K.”) and $61,000 and $19,000, respectively, in Israel. The Company has not experienced any losses on deposits of cash and cash equivalents.

Inventory

Inventories are stated at the lower of cost or net realizable value. Inventory write-offs are provided to cover risks arising from technological obsolescence as the Company’s products are mostly original equipment manufactured for its clients.

Cost of inventories is determined as follows:

•
Raw materials, parts and supplies - using the “first-in, first-out” method.
•
Work-in-progress and finished products - on the basis of direct manufacturing costs with the addition of indirect manufacturing costs.

The Company periodically assesses its inventories valuation in respect of obsolete items by reviewing revenue forecasts and technological obsolescence and moving such items into a reserve allowance for obsolescence. When inventories on hand exceed the foreseeable demand or become obsolete, the value of excess inventory, which at the time of the review was not expected to be sold, is written off. At December 31, 2021 and 2020, the Company recorded an allowance for obsolescence of $1.3 million and $9,000 respectively.

During the years ended December 31, 2021 and 2020, the Company did not record inventory write-offs within the cost of revenue.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Useful Lives
Asset	(In Years)
Computer software and office and computer equipment	3 - 5
Machinery and equipment, automobiles, furniture and fixtures	5 - 10
Leasehold improvements	Over the term of the lease or the life of the asset, whichever is shorter

Goodwill

The Company evaluates its goodwill for impairment in accordance with ASC 350, Intangibles – Goodwill and Other. Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.

The Company tests the recorded amount of goodwill for impairment on an annual basis on December 31 of each fiscal year or more frequently if there are indicators that the carrying amount of the goodwill exceeds its carried value. At December 31, 2021 and 2020, the Company performed a qualitative assessment and concluded that the goodwill at its subsidiaries was not impaired based upon an assessment as of those dates.

Intangible Assets

The Company acquired amortizable intangibles assets as part of three purchase agreements consisting of customer relationships and non-compete agreements. The Company also has the trade names and trademarks associated with the acquisitions of Microphase and Relec, which were determined to have an indefinite life. The customer relationships and non-compete agreements, definite lived intangible assets, are being amortized on a straight-line basis over their estimated useful lives as follows:

Useful lives (in years)
Customer relationships	5 - 14
Non-competition agreements	3
Domain name and other intangible assets	3

The Company reviews intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. During the years ended December 31, 2021 and 2020, the Company recorded no impairment losses for intangible assets.

Warranty

Company offers a warranty period for all its manufactured products. Warranty period is for twelve (12) months on the product. The Company estimates the costs that may be incurred under its warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the number of units sold, historical rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount, as necessary.

Income Taxes

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

The Company determines its income taxes under the asset and liability method in accordance with FASB ASC No. 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company accounts for uncertain tax positions in accordance with ASC No. 740-10-25. ASC No. 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC No. 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense. ASC No. 740-10-25 also requires management to evaluate tax positions taken by the Company and recognize a liability if the Company has taken uncertain tax positions that more likely than not would not be sustained upon examination by applicable taxing authorities. Management of the Company has evaluated tax positions taken by the Company and has concluded that as of December 31, 2021 and 2020, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability that would require disclosure in the financial statements.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC No. 718, Compensation – Stock Compensation (“ASC No. 718”). Under ASC No. 718::

•
the Company recognizes

stock-based expenses related to stock option awards on a straight-line basis over the requisite service period of the awards, which is generally the vesting term of two to four years,

•
stock-based expenses are recognized net of forfeitures as they occur,
•
the expected term assumption, using the simplified method, reflects the period for which the Company believes the option will remain outstanding,
•
the Company determined the volatility of its stock by looking at the historic volatility of its stock, and
•
the risk-free rate reflects the U.S. Treasury yield for a similar expected life instrument in effect at the time of the grant.

The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock. Forfeitures are accounted for as they occur.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and trade receivables.

Cash and cash equivalents are invested in banks in the U.S., UK and Israel. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions.

Trade receivables of the Company and its subsidiaries are mainly derived from sales to customers located primarily in the U.S., Europe and Israel. The Company performs ongoing credit evaluations of its customers and to date has not

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company and its subsidiaries have determined to be doubtful of collection.

Comprehensive Loss

The Company reports comprehensive loss in accordance with ASC No. 220, Comprehensive Income. This statement establishes standards for the reporting and presentation of comprehensive loss and its components in a full set of general purpose financial statements. Comprehensive loss generally represents all changes in equity during the period except those resulting from investments by, or distributions to, stockholders.

Leases

The Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases. Operating leases are recognized as Right-of-use (“ROU”) assets, Operating lease liability, current, and Operating lease liability, non-current on our consolidated balance sheets. Lease assets and liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. In certain of our lease agreements, we receive rent holidays and other incentives. We recognize lease costs on a straight-line basis over the lease term without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected useful life or the life of the lease, without assuming renewal features, if any, are exercised. We elected the practical expedient in ASC 842 and do not separate lease and non-lease components for our leases.

Net Loss per Share

Net loss per share is computed by dividing the net loss to common stockholders by the weighted average number of common shares outstanding.

Recently Adopted Accounting Standards

In November 2021, the FASB issued ASU 2021-10, “Government Assistance (Topic 832),” which requires annual disclosures that increase the transparency of transactions involving government grants, including (1) the types of transactions, (2) the accounting for those transactions, and (3) the effect of those transactions on an entity’s financial statements. The amendments in this update are effective for financial statements issued for annual periods beginning after December 15, 2021. The Company expects that this guidance will not have a significant impact on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, “Revenue from Contracts with Customers.” The guidance will result in the acquirer recognizing contract assets and contract liabilities at the same amounts recorded by the acquiree. The guidance should be applied prospectively to acquisitions occurring on or after the effective date. The guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted, including in interim periods, for any financial statements that have not yet been issued. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

In May 2021, the Financial Accountings Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-04, “Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815- 40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options.” The guidance became effective for the Company on January 1, 2022. The Company adopted the guidance on January 1, 2022, and has concluded the adoption did not have a material impact on its consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

In October 2020, the FASB issued ASU 2020-10, Codification Improvements to make incremental improvements to GAAP and address stakeholder suggestions, including, among other things, clarifying that the requirement to provide comparative information in the financial statements extends to the corresponding disclosures section. The Company adopted the ASU effective January 1, 2021. The amendments in this update should be applied retrospectively and at the beginning of the period that includes the adoption date. The impact of adopting the ASU was immaterial to the consolidated results of operations, cash flows, financial position, and disclosures.

In August 2020, the FASB issued ASU 2020-06, “Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)-Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”). The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. ASU 2020-06 also simplifies the diluted net income per share calculation in certain areas. The amendments in ASU 2020-06 are effective for smaller reporting companies as defined by the SEC for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Effective January 1, 2022, the Company early adopted ASU 2020-06 using the modified retrospective approach, which resulted in no impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU also adds guidance to reduce the complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted the ASU effective January 1, 2021. The impact of adopting the ASU was immaterial to the consolidated results of operations, cash flows, financial position, and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses,” (“ASU No. 2016-13”) to improve information on credit losses for financial assets and net investment in leases that are not accounted for at fair value through net income. ASU 2016-13 replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses. This guidance is effective for the Company beginning on January 1, 2023, with early adoption permitted. The Company does not expect that the adoption of this standard will have a significant impact on its consolidated financial statements and related disclosures.

4. REVENUE DISAGGREGATION

The following tables summarize disaggregated customer contract revenues and the source of the revenue for the years ended December 31, 2021 and 2020.

The Company’s disaggregated revenues consist of the following for the year ended December 31,

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

	2021	2020
Primary Geographical Markets
North America	$6,788,000	$6,718,000
Europe	7,492,000	1,879,000
Middle East	10,802,000	9,273,000
Other	498,000	343,000
Total Revenue	$25,580,000	$18,213,000

Major Goods
RF/Microwave Filters	$4,905,000	$4,330,000
Detector logarithmic video amplifiers	1,888,000	473,000
Power Supply Units	7,613,000	2,656,000
Power Supply Systems	241,000	1,482,000
Healthcare diagnostic systems	794,000	1,012,000
Defense systems	10,139,000	8,260,000
Total Revenue	$25,580,000	$18,213,000

Timing of Revenue Recognition
Goods transferred at a point in time	$13,824,000	$8,941,000
Services transferred over time	11,756,000	9,272,000
	$25,580,000	$18,213,000

5. Marketable Securities

Marketable securities in equity securities with readily determinable market prices consisted of the following as of December 31, 2021 and 2020:

Marketable equity securities at December 31, 2021
Gross unrealized
	Cost	gains	Fair value
Common shares	$ -	$ -	$ -

Marketable equity securities at December 31, 2020
Gross unrealized
	Cost	gains	Fair value
Common shares	$ 204,000	$ 866,000	$ 1,070,000

The following table presents additional information about marketable equity securities:

Marketable
Equity Securities
Balance at January 1, 2020	$ 428,000
Sales of marketable equity securities	(29,000)
Realized gains on marketable equity securities	12,000
Unrealized gains on marketable equity securities	659,000
Balance at December 31, 2020	1,070,000
Sales of marketable equity securities	(1,467,000)
Realized gains on marketable equity securities	1,263,000
Unrealized losses on marketable equity securities	(866,000)
Balance at December 31, 2021	$ -

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

6. INVENTORIES

At December 31, 2021 and 2020, inventories consist of:

	December 31,
	2021	2020
Raw materials, parts and supplies	$ 1,771,000	$ 1,084,000
Work-in-progress	1,115,000	1,924,000
Finished products	1,320,000	34,000
	$ 4,206,000	$ 3,042,000

7. PROPERTY AND EQUIPMENT

At December 31, 2021 and 2020, property and equipment consist of:

	December 31,
	2021	2020
Machinery and equipment	$ 1,804,000	$ 1,190,000
Computer, software and related equipment	700,000	473,000
Office furniture and equipment	667,000	621,00
Leasehold improvements	1,338,000	1,263,000
	4,509,000	3,547,000
Less: accumulated depreciation and amortization	(2,457,000)	(1,953,000)
Property and equipment, net	$ 2,052,000	$ 1,594,000

Depreciation and amortization expense related to property and equipment was $0.5 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

8. INTANGIBLE ASSETS, NET

At December 31, 2021 and 2020 intangible assets consist of:

	December 31,
	2021	2020
Trade name and trademark	$ 1,546,000	$ 1,551,000
Customer list	3,488,000	3,441,000
Domain name and other intangible assets	713,000	690,000
	5,747,000	5,682,000
Accumulated depreciation and amortization	(1,712,000)	(1,292,000)
Intangible assets, net	$ 4,035,000	$ 4,390,000

The Company’s trade names and trademarks were determined to have an indefinite life. The remaining definite lived intangible assets are primarily being amortized on a straight-line basis over their estimated useful lives. Amortization expense was $0.4 million and $0.3 million, respectively, for the years ended December 31, 2021 and 2020.

The customer relationships are subject to amortization over their estimated useful lives, which range between 3 and 14 years. The following table presents estimated amortization expense for each of the succeeding five calendar years and thereafter.

2022	$ 319,000
2023	319,000

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

2024	319,000
2025	319,000
2026	319,000
Thereafter	894,000
$ 2,489,000

9. GOODWILL

The Company’s goodwill relates to the acquisition of a controlling interest in Microphase on June 2, 2017 and the acquisitions of Enertec on May 22, 2018, and Relec on November 30, 2020. The following table summarizes the changes in our goodwill for the years ended December 31, 2021 and 2020:

Goodwill
Balance as of January 1, 2020	$ 8,101,000
Acquisition of Relec	1,148,000
Effect of exchange rate changes	397,000
Balance as of December 31, 2020	9,646,000
Effect of exchange rate changes	166,000
Balance as of December 31, 2021	$ 9,812,000

10. ACQUISITION

Business combinations are accounted for under the acquisition method of accounting in accordance with ASC No. 805, Business Combinations. Under the acquisition method, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is recorded to the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired less liabilities assumed at the date of acquisition.

Relec Electronics Ltd

On November 9, 2020, GWW entered into a stock purchase agreement with Tabard, the legal and beneficial owners of 100% of the issued shares in the capital of Relec, and Peter Lappin, in his capacity as the representative of the Sellers. Relec was established in 1978 and provides specialist power conversion and display products. The acquisition of Relec enhanced the Company’s presence in industrial and transportation markets in the United Kingdom and Europe and considerably broadened its product portfolio, including high-quality power conversion and display product offerings. On November 30, 2020, the acquisition of Relec closed for an aggregate cash purchase price of $3,765,000, net of cash acquired, of which $3,627,000 had been paid at December 31, 2020. . Pursuant to the stock purchase agreement, Gresham may be required to pay the Sellers a maximum of £500,000, or approximately $665,000, during 2021, 2022 and 2023. These earn-out payments are based on a combination of Relec’s gross margin and its minimum earnings before income taxes, depreciation and amortization. For the year ended December 31, 2021, Relec did not meet the earn-out criteria.

Upon initial measurement, components of the purchase price were as follows:

Relec
Accounts receivable	$633,000
Prepaid and other current assets	53,000
Inventories, net	994,000
Property and equipment	94,000
Customer relationships	900,000
Trade name	500,000
Accounts payable and accrued expenses	(557,000)
Net assets acquired	2,617,000
Goodwill	1,148,000
Purchase price	$3,765,000

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

The following pro forma data for the year ended December 31, 2020 summarizes the results of operations for the period indicated as if the Relec acquisition, which closed on November 30, 2020, had been completed as of the beginning of each period presented. The pro forma data gives effect to actual operating results prior to the acquisition. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition occurred as of the beginning of each period presented or that may be obtained in future periods:

For the Year Ended
December 31, 2020 (Unaudited)
Total Revenue	$ 23,521,000
Net loss	$ (1,722,000)
Less: Net loss attributable to non-controlling interest	-
Net loss attributable to Gresham Worldwide	$ (1,722,000)

Basic and diluted net loss per common share	$ (1,722)

Weighted average common shares outstanding, basic and diluted	1,000

Comprehensive loss
Loss available to common stockholders	$ (1,722,000)
Foreign currency translation adjustment	482,000
Total comprehensive loss	$ (1,240,000)

11. STOCK BASED COMPENSATION

Enertec Warrants

On December 31, 2020, Enertec issued Zvika Avni, the Chief Executive Officer of Enertec, a warrant to purchase 27,889 shares of Enertec common stock. On the date of issuance 251,000 shares of Enertec common stock were issued and outstanding. The warrant is immediately exercisable with a ten-year life. The stock-based compensation expense related to the warrant for the year ended December 31, 2021 and 2020 was nil and $813,000, respectively, based on the estimated fair value of the warrant on the date of issuance. The estimated fair value of the warrant was based on observable market prices of BitNile’s stock and extrapolated to Enertec based upon its relative fair value within BitNile as determined by equal weighting of revenues, operating income, and net tangible assets between the BitNile’s subsidiaries.

2021 Stock Incentive Plan

On May 25, 2021, GWW issued its executives options to purchase an aggregate total of 100,000 shares of GWW Class A common stock, at an exercise price per share of $14.64. The options vest over a four-year period. Additionally, the executives were granted a restricted stock award to acquire an aggregate of 50,000 shares of GWW Class A common stock, vesting annually over a three-year term. The stock-based compensation expense related to the options for the year ended December 31, 2021 was $629,000, based on the estimated fair value of the options on the date of issuance. The estimated fair value of the options was based on observable market prices of the BitNile’s common stock and extrapolated to GWW based upon its relative fair value within BitNile as determined by equal weighting of revenues, operating income, and net tangible assets between BitNile’s subsidiaries. As of December 31, 2021, there was $429,000 of unrecognized compensation cost related to non-vested stock-based compensation arrangements expected to be recognized over a weighted average period of 2.4 years.

12. WARRANTS

A summary of warrant activity for the years ended December 31, 2021 and 2020 is presented below.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

	Warrants	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2020	473	$ 880	2.93	$ 0
Granted
Forfeited
Exercised
Outstanding at December 31, 2020	473	$ 880	1.93	$ 0
Granted
Forfeited
Exercised
Outstanding at December 31, 2021	473	$ 880	0.93	$ 0

The following table summarizes information about common stock warrants outstanding at December 31, 2021:

Outstanding				Exercisable
Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Price	Outstanding	Life (Years)	Price	Exercisable	Price
$ 800	473	0.93	$ 880	473	$ 880

13. OTHER CURRENT LIABILITIES

As of December 31, 2021 and 2020, accrued expenses consist of the following:

	December 31,
	2021	2020
Accrued payroll and payroll taxes	$ 1,237,000	$ 950,000
Contract liabilities	401,000	96,000
Warranty liability	47,000	47,000
Other accrued expenses	210,000	407,000
	$ 1,895,000	$ 1,500,000

14. LEASES

We have operating leases for vehicles, office space and manufacturing locations. Our leases have remaining lease terms of six months to eleven years, some of which may include options to extend the leases perpetually, and some of which may include options to terminate the leases within 1 year.

The following table provides a summary of leases by balance sheet category as of December 31, 2021 and 2021:

	December 31, 2021	December 31, 2020
Operating right-of-use assets	$ 4,333,000	$ 4,147,000
Operating lease liability - current	659,000	684,000
Operating lease liability - non-current	3,712,000	3,200,000

The components of lease expenses for the year ended December 31, 2021 and 2020 were as follows:

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

	Year Ended	Year Ended
	December 31, 2021	December 31, 2020
Operating lease cost	$ 957,000	$ 646,000
Short-term lease cost	-	-
Variable lease cost	-	-

The following tables provides a summary of other information related to leases for the year ended December 31, 2021 and 2021:

	December 31, 2021	December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$ 983,000	$ 839,000
Weighted-average remaining lease term - operating leases	8.8 years	8.9 years
Weighted-average discount rate - operating leases	12%	12%

Maturity of lease liabilities under our non-cancellable operating leases as of December 31, 2021, were as follows:

Payments due by period
2022	$ 998,000
2023	967,000
2024	881,000
2025	751,000
2026	546,000
Thereafter	1,634,000
Total lease payments	5,777,000
Less interest	(1,406,000)
Present value of lease liabilities	$ 4,371,000

15. NOTES PAYABLE

Notes payable at December 31, 2021 and 2020, were comprised of the following.

	Interest	December 31,
	Rate	2021	2020
Short term bank credit	4.4%	$ 949,000	$ 1,404,000
Paycheck Protection Program Loans	1.0%	-	447,000
Note payable to Dept. of Economic and Community Development	3.0%	-	197,000
Notes payable to Wells Fargo	3.4%	-	183,000
Other short-term notes payable	3.0%	12,000	167,000
Total notes payable		$ 961,000	$ 2,398,000
Less: current portion		(961,000)	(2,201,000)
Notes payable – long-term portion		$ -	$ 197,000

Enertec short-term bank credit and secured promissory note

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

At December 31, 2021 and 2020, Enertec had short term bank credit of $949,000 and $1,404,000, respectively, that bears interest 4.35% annually, paid either on a monthly or weekly basis. Further, Enertec has undertaken to comply with certain covenants under its bank loan.

Paycheck Protection Program

In March 2020, U.S. lawmakers agreed on the passage of a $2 trillion stimulus bill called the CARES (Coronavirus Aid, Relief, and Economic Security) Act to blunt the impact of an economic downturn set in motion by the global coronavirus pandemic. The main driver of small business stimulus in the CARES Act is contained in the Paycheck Protection Program (“PPP”). PPP Loans may be used to cover payroll, benefits, and salaries, as well as interest payments, rent, and utilities. Fees are waived, and collateral and personal guarantees are not required. Payments are deferred for a minimum of six months, up to one year, and there are no prepayment penalties.

During April 2020, Microphase received loans under the PPP in the principal amount of $447,201. The principal of the loan may be forgiven up to the total cost of payroll, mortgage interest payments, rent and utility payments made during the eight-week period after origination. In addition to meeting the size requirement (500 or fewer employees for most companies), the Company was required to demonstrate that its business had been negatively impacted by COVID-19. The entire amount received under the PPP was eligible for and did receive loan forgiveness.

Note payable to Dept. of Economic and Community Development

In August 2016, Microphase received a $300,000 loan,, pursuant to the State of Connecticut Small Business Express Job Creation Incentive Program which is administered through the Department of Economic and Community Development (“DECD”) (the “DECD Note”). The DECD Note accrues interest at a rate of 3% per annum and is due in August 2026. Payment of principal and interest commenced in September 2017, payable in equal monthly installments over the remaining term. The loan was paid off in 2021.

Notes payable to Wells Fargo

At December 31, 2021 and 2020, Microphase had guaranteed the repayment of certain equity lines of credit in the aggregate amount of $nil and $182,615, respectively, with Wells Fargo Bank, NA (“Wells Fargo”) (collectively, the “Wells Fargo Notes”). These loans originated prior to the Company’s acquisition of Microphase and Microphase was the recipient of the actual proceeds from the loans. As of December 31, 2021, the first line of credit, which is secured by residential real estate owned by a former officer, did not have an outstanding balance which would have had an annual interest rate of 4.00%. The second Wells Fargo equity line originated in 2014 when Microphase had received working capital loans from the former CEO from funds that were drawn against the second Wells Fargo equity line. During the year ended December 31, 2020, the second Wells Fargo equity line was repaid by the estate of Microphase’s former CEO.

16. NOTES PAYABLE – RELATED PARTIES

Notes Payable – Related parties at December 31, 2021 and 2020, were comprised of the following:

	December 31,
	2021	2020
Notes payable, related parties	$ -	$ 239,000
Less: current portion	(-)	(188,000)
Notes payable, related parties – long-term portion	$ -	$ 51,000

Microphase is party to several notes payable agreements with its past officers, employees and their family members. As of December 31, 2020, the aggregate outstanding balance pursuant to these notes payable agreements, inclusive of $36,000 of accrued interest, was $275,000, with annual interest rates ranging between 3.00% and 6.00%. The loans were repaid in 2021. During the year ended December 31, 2021 and 2020, Microphase incurred $3,000 and $9,000, respectively, of interest on these notes.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Microphase is a party to notes payable to the Company and its parent. The Company holds a warrant to buy shares of Microphase Common Stock. See Note 12.

17. RELATED PARTY TRANSACTIONS

Allocation of General Corporate Expenses

BitNile provides human resources, accounting, and other services to the Company. The Company obtains its business insurance under BitNile. The accompanying financial statements include allocations of these expenses. The allocation method calculates the appropriate share of overhead costs to the Company by using the Company’s revenue as a percentage of total revenue of BitNile. The Company believes the allocation methodology used is reasonable and has been consistently applied, and results in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had the Company been a stand-alone entity or of future services. BitNile allocated $1.4 million and $1.5 million for the years ended December 31, 2021 and 2020, respectively. These costs were treated as a Net Investment by Parent (see Note 3).

Net Transfers From our parent

The Company received funding from BitNile to cover any shortfalls on operating cash requirements. In addition to the allocation of general corporate expenses, the Company received $4.7 million and $5.7 million from BitNile for the years ended December 31, 2021 and 2020, respectively. Such amounts are reflected in the Net Parent Investment (see Note 3)

18. COMMITMENTS AND CONTINGENCIES

Other Litigation Matters

The Company is periodically involved in litigation arising from other matters in the ordinary course of business. The Company is regularly subject to claims, suits, regulatory and government investigations, and other proceedings involving labor and employment, commercial disputes, and other matters. Such claims, suits, regulatory and government investigations, and other proceedings could result in fines, civil penalties, or other adverse consequences.

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. The Company records a liability when it believes that it is probable that a loss has been incurred and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the reasonably possible loss. The Company evaluates developments in its legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and makes adjustments as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters.

With respect to the Company’s other outstanding matters, based on the Company’s current knowledge, the Company believes that the amount or range of reasonably possible loss will not, either individually or in aggregate, have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flows. However, the outcome of such matters is inherently unpredictable and subject to significant uncertainties.

19. STOCKHOLDERS’ EQUITY

Amendments to Certificate of Incorporation

On May 24, 2021, the Company filed a certificate of amendment (the “Certificate of Amendment”) to its Certificate of Incorporation, with the Secretary of State of the State of Delaware, to effectuate an increase to the number of authorized shares of common stock of the Company. Pursuant to the Certificate of Amendment, the Company increased the number of authorized shares of its (i) Class A common stock to 1,000,000 from 5,000, (ii) Class B common stock to 500,000 from 5,000 and (iii) Preferred stock to 100,000 from 1,000 (the “Authorized Increase”). As a result of the increase of authorized shares of

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

the Company’s common and preferred stock, the aggregate number of the Company’s authorized shares is 1,600,000. The Authorized Increase was approved by BitNile and the Company’s board of directors on May 24, 2021. The Certificate of Amendment became effective upon filing with the State of Delaware.

Preferred Stock

The Company is authorized to issue 100,000 shares of Preferred Stock $0.001 par value. The rights, preferences, privileges and restrictions of Preferred Stock have not been determined. The Board is authorized to designate a new series of preferred shares and determine the number of shares, as well as the rights, preferences, privileges and restrictions granted to or imposed upon any series of preferred shares. As of December 31, 2021, no shares of Preferred Stock were issued or outstanding.

Common Stock

Common stock confers upon the holders the rights to receive notice to participate and vote at any meeting of stockholders of the Company, to receive dividends, if and when declared, and to participate in a distribution of surplus of assets upon liquidation of the Company. The Class B common stock carries the voting power of 10 shares of Class A common stock, referred to herein as the Common Stock. As of December 31, 2021, no Class B common stock shares were issued nor outstanding.

20. INCOME TAXES

The Company files its tax returns as part of its sole shareholder’s consolidated federal and state income tax filings. The estimated deferred tax assets and tax liabilities assumes that the Company files returns on a stand alone basis and not as part of a consolidated return.

The following is a geographical breakdown of income/loss before the provision for income tax, for the years ended December 31, 2021 and 2020:

	2021	2020
Pre-tax income (loss)
U.S. Federal	$(3,470,000)	$(1,021,000)
Foreign	800,000	(1,030,000)
Total	$(2,670,000)	$(2,051,000)

The federal and state income tax (provision) benefit is summarized as:

	2021	2020
Current
U.S. Federal	$(123,000)	$-
U.S. State	(44,000)	-
Foreign	(26,000)	(12,000)
Total current provision	(193,000)	(12,000)
Deferred
U.S. Federal	-	121,000
U.S. State	-	-
Foreign	-	91,000
Total deferred provision (benefit)	-	212,000
Total provision (benefit) for income taxes	$(193,000)	$200,000

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes and (b) operating losses and tax credit carryforwards. Significant components of the Company's deferred taxes as of December 31 were as follows:

	2021		2020
Deferred tax asset:
Accrued Compensation		$20,000		$14,000
Allowance for doubtful accounts		1,000		1,000
Obsolete inventory		339,000		13,000
Unrealized Gains/Losses		233,000		-
Other Carryforwards		18,000		18,000
Net operating loss carryforwards		2,391,000		2,401,000
Lease Liability		737,000		741,000
Stock Option Expense		176,000		22,000
Accrued expenses		258,000		68,000
Fixed Assets		29,000		61,000
Total deferred tax asset		4,202,000		3,339,000

Deferred tax liability:
ROU assets		(722,000)		(814,000)
Intangible assets, net		(752,000)		(823,000)
Total deferred income tax liabilities		(1,474,000)		(1,637,000)
Net deferred income tax assets		2,728,000		1,702,000
Valuation allowance		(2,728,000)		(1,702,000)
Deferred tax asset (liability), net	$	(-)	$	(-)

Events which may restrict utilization of a company’s net operating loss and credit carryforwards include, but are not limited to, certain ownership change limitations as defined in Internal Revenue Code Section 382 and similar state provisions. In the event the Company has had a change of ownership, utilization of carryforwards could be restricted to an annual limitation. The annual limitation may result in the expiration of net operating loss carryforwards and credit carryforwards before utilization. The Company has not undertaken a study to determine if its net operating losses are limited. In the event the Company previously experienced an ownership change, or should experience an ownership change in the future, the amount of net operating losses and research and development credit carryovers available in any taxable year could be limited and may expire unutilized. The impact of any such limitations or expirations would not have a material impact on the financials since all the deferred tax assets for the Company’s attributes are fully offset by a valuation allowance.

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is "more likely than not." Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

The valuation allowance increased by $1,026,000 during 2021 and $673,000 during 2020.

Net operating losses and tax credit carryforwards as of the Financial Statement Dates are as follows:

	2021 Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$4,381,000	Do Not Expire
Net operating losses, state	5,126,000	2029 to 2031

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Net operating losses, foreign	11,424,000

	2020 Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$4,288,000	Do Not Expire
Net operating losses, state	4,288,000	2029 to 2031
Net operating losses, foreign	12,166,000

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	2021	2020
Statutory Rate	21.00%	21.00%
State Tax	10.00%	5.89%
Permanent Differences	-0.23%	-0.28%
Changes in VA	-38.82%	-29.69%
PPP Loan Forgiveness	3.57%	-
Foreign Rate Differential	3.14%	-4.20%
GILTI	-5.97%	-
Prior Period and Other Adjustments	0.08%	9.81%
Unrealized Loss	-	6.11%
Total	-7.23%	8.64%

The Company accounts for uncertain tax positions in accordance with ASC No. 740-10-25. ASC No. 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC No. 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense. ASC No. 740-10-25 also requires management to evaluate tax positions taken by the Company and recognize a liability if the Company has taken uncertain tax positions that more likely than not would not be sustained upon examination by applicable taxing authorities. Management of the Company has evaluated tax positions taken by the Company and has concluded that as of December 31, 2021 and 2020, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability that would require disclosure in the financial statements.

The Company’s statute of limitations remains open for various taxable years in various U.S. federal, U.S. state and foreign jurisdictions. The Company is subject to tax and files tax returns in Israel and the United Kingdom. Foreign withholding taxes associated with the repatriation of earnings of foreign subsidiaries were not provided for on the undistributed earnings of certain foreign subsidiaries as of December 31, 2021. The Company intends to reinvest these earnings indefinitely in the Company’s foreign subsidiaries. The Company has not recorded a deferred tax liability on the undistributed earnings of non-U.S. subsidiaries.

21. SUBSEQUENT EVENTS

In accordance with FASB ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2021, and through the date of this report being issued and has determined that it does not have any material subsequent events other than the following:

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

On July 1, 2022, GWW acquired 444,444 shares of Microphase’s common stock in exchange for $1,000,000 at approximately $2.25 per share. GWW now owns 63.07% of Microphase. $400,000 of the purchase price was funded on June 30, 2022, $300,000 to be funded on or about July 30, 2022 and the remaining $300,000 on or about August 30, 2022.